Exhibit 10.27
Uroplasty, Inc.
2718 Summer Street N.E.
Minneapolis, Minnesota 55413
March 27, 2006
Mr. Daniel G. Holman
15512 Boulder Pointe Road
Eden Prairie, Minnesota 55347
     Re: Stock Option Matters
Dear Dan:
     In accordance with our discussions, I am writing to confirm our agreements, effective March, 27 2006, regarding your various stock options.
     1. Options Under Your Employment and Consulting Agreement Dated January 1, 2005. Under this agreement, for your service to our Company as a member of our Board of Directors, we granted you 100,000 options to purchase our Common Stock at $5.19 per share. On February 2, 2006, our Board of Directors approved a plan to accelerate the vesting of stock options previously granted to our employees, officers and directors with an exercise price greater than $2.85 per share. Accordingly, you are fully vested in all 100,000 of your options effective February 2, 2006. Additionally, we agree to amend the first paragraph of Section 3(c) of your agreement to read as follows:
     (c) Payment of Exercise Price; Cashless Exercise. The Executive may exercise the Options by cash payment (including by check or wire transfer). In the alternative, the Executive may exercise the Options by the delivery of an irrevocable direction to a securities broker selected by the Executive to sell shares of Common Stock and to deliver all or part of the proceeds to Company in payment of the aggregate purchase price (a “Cashless Exercise”). The Company may condition the Cashless Exercise upon the Executive’s payment of any required withholding taxes. The Executive may pay these withholding taxes in cash or by instructing the Company to cancel a number of otherwise then exercisable Options equal in value to the amount of statutory withholding taxes applicable to the executive. For this purpose, the value of an Option being canceled is the difference between the Exercise Price per share and the “Market Price” (as defined below) of a share of Common Stock as of the close of business on the date of exercise.
     2. Other Stock Options. You hold 20,000 fully vested, non-qualified options under our 1995 Stock Option Plan and 10,000 fully vested, incentive options under our 1997 Stock Option Plan. We granted all of these options on September 25, 2001 with an exercise price of

$2.40 per share. These options are currently set to expire on March 31, 2006, three months after the termination of your employment on December 31, 2005.
     In addition, we granted you 50,000 incentive options on September 2, 2002 under our 2002 Stock Option Plan to purchase shares of Common Stock at $1.10 per share. Of these options, 40,000 fully vested on December 31, 2005 and are currently set to expire on March 31, 2006, three months after the termination of your employment on December 31, 2005. The remaining 10,000 options expired unvested at termination of your employment on December 31, 2005.
     We have agreed to allow you to exercise all of the vested options described above through December 31, 2006. As to the 10,000 options that expired unvested on December 31, 2005, you may exercise those options anytime through December 31, 2006. We remind you that all of these options are now classified as non-qualified for tax purposes.
     If the above is acceptable, please so indicate by your signature below.
Very truly yours,

Uroplasty, Inc.		Agreed to and accepted:
By	Mahedi A. Jiwani, Chief Financial Officer	Daniel G. Holman